Filed Pursuant to Rule 433 Registration No. 333-197420-02

Free Writing Prospectus dated October 21, 2015

Fifth Third Auto Trust 2015-1

Issuing Entity

Fifth Third Holdings Funding, LLC

Depositor

Fifth Third Bank

Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated October 21, 2015 and prospectus dated October 21, 2015 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2-A Notes	AAAsf	Aaa (sf)
Class A-2-B Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Credit Suisse	Barclays	Citigroup	RBC Capital Markets

Fifth Third Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.